Exhibit 99.1

PRESS RELEASE

eHealth, Inc. Announces Appointment of the Honorable Ellen

O’Kane Tauscher as New Independent Director

MOUNTAIN VIEW, CA. – July 5, 2012 – eHealth, Inc. (NASDAQ: EHTH), the nation’s leading online source of health insurance for individuals, families and small businesses, announced today that the Honorable Ellen O’Kane Tauscher has been appointed as an independent director to eHealth’s Board of Directors. Ms. Tauscher will also serve on the Audit Committee of the Board.

Ms. Tauscher served from January 1997 to June 2009 as a member of the U.S. House of Representatives from California’s 10th Congressional District in Walnut Creek. While a member of Congress, Ms. Tauscher served on the House Armed Services Committee, the House Transportation and Infrastructure Committee and most recently as Chairman of the House Armed Services Subcommittee on Strategic Forces. In March 2009, Ms. Tauscher was nominated by President Obama to serve as Under Secretary of State for Arms Control and International Security Affairs and served from her Senate confirmation in June 2009 to February 6, 2012, when she retired from government. Ms. Tauscher returned to the private sector earlier this year and has provided expert advice to the State Department on arms control, missile defense and civil nuclear cooperation and joined the Board of Directors of Invacare Corporation. Prior to serving in Congress, Ms. Tauscher worked in investment banking and the financial industry in various roles for Bache Halsey Stuart Shields, Bear Stearns & Co., Drexel Burnham Lambert and as an officer of the American Stock Exchange. Ms. Tauscher holds a B.S. degree in early childhood education from Seton Hall University.

“We are honored to have Ellen join our board,” said Gary Lauer, Chief Executive Officer and Chairman of the Board of Directors of eHealth. “As eHealth continues to grow its business, Ellen’s public and private sector experience and expertise will be invaluable.”

# #

About eHealth, Inc.

eHealth, Inc. (NASDAQ:EHTH) is the parent company of eHealthInsurance, the nation’s leading online source of health insurance for individuals, families and small businesses. Through the company’s website, http://www.eHealthInsurance.com, consumers can get quotes from leading health insurance carriers, compare plans side by side, and apply for and purchase health insurance. eHealthInsurance offers thousands of individual, family and small business health plans underwritten by more than 180 of the nation’s leading health insurance companies. eHealthInsurance is licensed to sell health insurance in all 50 states and the District of Columbia, making it the ideal model of a successful, high-functioning health insurance exchange. Through the company’s eHealth Technology solution (www.eHealthTechnology.com), eHealth is also a leading provider of health insurance exchange technology. eHealth Technology’s exchange platform provides a suite of hosted e-commerce solutions that enable health plan providers, resellers and government entities to market and distribute products online. eHealth, Inc. also provides powerful online and pharmacy-based tools to help seniors navigate Medicare health insurance options, choose the right plan and enroll in select plans online through its wholly-owned subsidiary, PlanPrescriber.com (www.planprescriber.com) and through its Medicare website www.eHealthMedicare.com.

Investor Relations Contact:

Kate Sidorovich

VP, Investor Relations

eHealth, Inc.

650-210-3111

kate.sidorovich@ehealth.com